Filed Pursuant to Rule 424(b)(3)
File No. 333-177230

PROSPECTUS SUPPLEMENT (DISCLOSURE REPORT NO. 4)

TO PROSPECTUS DATED April 30, 2013

LendingClub Corporation

Member Payment Dependent Notes

This prospectus supplement supplements and amends the prospectus dated April 30, 2013 (the Prospectus) and filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the SEC), which was filed with the SEC on April 30, 2013.

The Prospectus and this prospectus supplement relate to up to $1,000,000,000 in principal amount of Member Payment Dependent Notes (the Notes) to be issued by LendingClub Corporation (LendingClub). We will issue the Notes in series and each series will correspond to a single consumer loan originated through our platform to one of our borrower members. In the Prospectus (as supplemented by prior supplements) and this prospectus supplement, we refer to these consumer loans generally as “member loans.” The terms of the Notes are as set forth in the Prospectus (as supplemented by prior supplements).

You should read this prospectus supplement together with the Prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus or any prior prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus (as supplemented by prior supplements), including all amendments and supplements thereto.

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 4, 2013.

Effective December 4, 2013, LendingClub Corporation (the “Company”) is reducing interest rates for grades B4 through E2 and E4 as set forth in its Prospectus.

1. The table on Page 60 of the Prospectus under the heading “Three Year Term” is hereby amended and restated to read as follows to reflect the new interest rates:

Three Year Term

Loan Grade	Interest Rate	Reduction in Return Due to LendingClub’s 1.00% Service Charge	Returns After LendingClub’s 1.00% Service Charge
A1	6.03%	0.674%	5.36%
A2	6.62%	0.676%	5.94%
A3	7.62%	0.680%	6.94%
A4	7.90%	0.681%	7.22%
A5	8.90%	0.685%	8.22%
B1	9.67%	0.688%	8.98%
B2	10.99%	0.693%	10.30%
B3	11.99%	0.697%	11.29%
B4	12.85%	0.701%	12.15%
B5	13.53%	0.704%	12.83%
C1	13.98%	0.706%	13.27%
C2	14.47%	0.708%	13.76%
C3	14.98%	0.710%	14.27%
C4	15.61%	0.713%	14.90%
C5	16.24%	0.715%	15.52%
D1	16.99%	0.718%	16.27%
D2	17.57%	0.721%	16.85%
D3	18.25%	0.724%	17.53%
D4	19.22%	0.728%	18.49%
D5	19.97%	0.731%	19.24%
E1	20.50%	0.734%	19.77%
E2	21.48%	0.738%	20.74%
E3	22.40%	0.742%	21.66%
E4	22.90%	0.744%	22.16%
E5	23.40%	0.747%	22.65%
F1	23.70%	0.748%	22.95%
F2	24.08%	0.750%	23.33%
F3	24.50%	0.752%	23.75%
F4	24.99%	0.754%	24.24%
F5	25.57%	0.756%	24.81%
G1	25.80%	0.758%	25.04%
G2	25.83%	0.758%	25.07%
G3	25.89%	0.758%	25.13%
G4	25.99%	0.758%	25.23%
G5	26.06%	0.759%	25.30%

2. The table on Page 61 of the Prospectus under the heading “Five Year Term” is hereby amended and restated to read as follows to reflect the new interest rates:

Five-Year Term

Loan Grade	Interest Rate	Reduction in Return Due to LendingClub’s 1.00% Service Charge	Returns Assuming LendingClub’s 1.00% Service Charge
A1	6.03%	0.417%	5.61%
A2	6.62%	0.420%	6.20%
A3	7.62%	0.423%	7.19%
A4	7.90%	0.425%	7.47%
A5	8.90%	0.429%	8.47%
B1	9.67%	0.432%	9.23%
B2	10.99%	0.437%	10.55%
B3	11.99%	0.441%	11.54%
B4	12.85%	0.445%	12.40%
B5	13.53%	0.448%	13.08%
C1	13.98%	0.450%	13.53%
C2	14.47%	0.452%	14.01%
C3	14.98%	0.454%	14.52%
C4	15.61%	0.457%	15.15%
C5	16.24%	0.460%	15.78%
D1	16.99%	0.463%	16.52%
D2	17.57%	0.466%	17.10%
D3	18.25%	0.469%	17.78%
D4	19.22%	0.474%	18.74%
D5	19.97%	0.477%	19.49%
E1	20.50%	0.480%	20.02%
E2	21.48%	0.485%	20.99%
E3	22.40%	0.489%	21.91%
E4	22.90%	0.491%	22.40%
E5	23.40%	0.494%	22.90%
F1	23.70%	0.495%	23.20%
F2	24.08%	0.497%	23.58%
F3	24.50%	0.499%	24.00%
F4	24.99%	0.502%	24.48%
F5	25.57%	0.505%	25.06%
G1	25.80%	0.506%	25.29%
G2	25.83%	0.506%	25.32%
G3	25.89%	0.506%	25.38%
G4	25.99%	0.507%	25.48%
G5	26.06%	0.507%	25.55%